R O B I N   S C H O E N   P U B L I C   R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com




For Immediate Release                          Contacts: Robin Schoen
October 26, 1999                                         215/504-2122

        JOHN LANE, SAMUEL HAVENS JOIN MEDIX RESOURCES BOARD OF DIRECTORS
       Former Senior Executives of J.P. Morgan, Prudential Life Insurance
                               Company of America
      Demonstrate Belief in Value, Potential of Burgeoning iHealth Software
                                Products Provider


Denver, CO -- John Prufeta, interim chief executive officer for Medix Resources, Inc. [OTCBB:MDIX], today announced the appointment of John T. Lane, 57, and Samuel H. Havens, 56, to the firm's board of directors. Lane concluded a 26-year career at J.P. Morgan in 1994. Havens concluded a 27-year career with The Prudential Insurance Company of America in 1996. Established in 1988 as a provider of medical personnel staffing, Medix provides Internet-based healthcare communication, data integration, and transaction software through its Cymedix.com product suite.

"The addition of John Lane and Sam Havens to Medix's board of directors is a major milestone in the company's development," stated Prufeta. "We are honored to have these two very distinguished professionals contributing their significant expertise to Medix as we transition the company from its traditional focus of medical personnel staffing provider to provider of iHealth software products."

"I'm delighted to be joining Medix's board at this critical juncture in the Company's evolution," stated Lane. "The U.S. healthcare industry must find a way to spend a much lower percentage of each healthcare dollar on administration so that it is able to dedicate a higher percentage to providing quality healthcare." Lane continued, "With its Virtual Private Network, Medix has the patent-pending capability to harness the Internet which will enable healthcare providers to inexpensively automate many necessary but currently inefficiently performed administrative transactions.

"I'm very excited to be involved with Medix," stated Havens. "The firm's Cymedix.com suite of software products create significant benefits for healthcare payors and providers by helping them reduce costs, improve patient care, and raise the quality of payor/provider communications."

Since retiring from J.P. Morgan in 1994, Lane has served as a consultant for J.P. Morgan, Alex Brown, The Cathedral of St. John the Divine, and First International Investment Bank, Ltd.

Prior to his retirement, Lane was chairman of J.P. Morgan, Florida; director of Morgan Shareholder Services, J.P. Morgan of California, and Morgan Futures; and a member of the firm's Credit Policy committee. Earlier, he held the following positions with J.P. Morgan: managing director, head of U.S. Private Clients; managing director, head of U.S. Investor Services Group; senior vice president, head of Eastern U.S. Corporate Finance; vice president, head of New Jersey/Pennsylvania District; vice president, area manager for Southeast Asia; and president and CEO of the firm's Indonesian Securities affiliate.

Lane is a director for Winthrop South Nassau University Health Care System, for which he serves on the Nominating committee. He currently serves on the boards of directors of Acme Metals, for which he is a member of the Compensation, Finance, and Nominating committees; Toyo Trust Company of New York, for which he is a member of the Audit, Executive, and Trust committees; Vytra HealthCare, for which he is vice chairman and serves as a member of the Investment committee; Winthrop University Hospital, for which he serves as chairman of the finance, and nominating committees and serves on the Executive, Investment Planning, and Medical Education committees.

Lane holds an MBA degree from the University of Michigan, from which he graduated first in his class, Beta Gamma Sigma, winning the Dow Jones Finance price. He holds a BA degree from Dartmouth College, from which he graduated cum laude with economics honors, and was a Sloane Scholar and a Rufus Choate Scholar. Lane served as a Lieutenant in the U.S. Army Medical Service Corp.:
82nd Airborne Division, Ft. Bragg, North Carolina; 6th Convalescent Center, Vietnam.

Since retiring from The Prudential Insurance Company of America in 1996, Havens is chairman and consultant to ADVICA Corporation. Additionally, he is a consultant to and a member of the boards of directors of National Imaging Associates, Inc.; Cardio Continuum; ALIGNIS Corporation; Pro Behavioral Inc.; Benchmark Oncology; Cosmetic Surgery Consultants. He is also a consultant to the Healthcare Financing Administration (Medicare) and the Robert Wood Johnson Foundation.

Prior to his retirement, Havens was president of Prudential Healthcare; president and, earlier, vice president of Group Operations; president of HMO Operations; senior vice president of Southwestern HMO operations; and president and, earlier, vice president of the Prudential-managed Rhode Island Group Health Association. Havens began his career with The Prudential Insurance Company as a group sales representative in 1965.

Havens is a member of the board of advisors of Temple Law School and the editorial board of Managed Care Quarterly. He served as chairman of the board of directors of all Prudential HMOs; chairman and member of the board of directors of Rush Prudential Health Plan; member of the board of directors of the American Association of Health Plans, for which he served as chairman of the Finance committee and chairman of the board; and member of the board of directors of Prudential Select Corporation.

Havens completed the Executive Program in Business Administration at Columbia University. He holds a JD degree from Temple Law School, a CLU from the American College of Life Underwriters, and a BA degree from Hamilton College.

Denver-based Medix Resources provides skilled nursing, therapy, rehabilitation, and other medical personnel for flexible staffing in homes, and healthcare and educational facilities. Through Cymedix Lynx Corporation, a wholly-owned subsidiary based in Thousand Oaks, California, Medix offers Cymedix.com, a suite of fully secure, patent-pending Internet communications software products, to the healthcare industry.

                                 # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB for 1998, which was filed with the Securities and Exchange Commission on April 12, 1999, and its 1999 second quarter 10-QSB, which was filed with the Securities and Exchange Commission on August 11, 1999. This information is available from the SEC or the Company.